SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported) September 27, 2006
ProLogis

(Exact Name of Registrant as Specified in its Charter)
Maryland

(State or Other Jurisdiction of Incorporation)

1-12846	74-2604728

(Commission File Number)	(I.R.S. Employer Identification No.)

4545 Airport Way, Denver, Colorado	80239

(Address of Principal Executive Offices)	(Zip Code)
(303) 567-5000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Material Contracts.
     Effective September 27, 2006, concurrently with the closing of the transaction described in Item 8.01 of this report, Robert J. Watson was granted as part of his compensation package for acting as the Chief Executive Officer of ProLogis European Properties (“PEP”) 69,686 restricted Ordinary Units of PEP (“Ordinary Units”) with equivalent value of €1 million based on the initial public offering price of the Ordinary Units or €14.35 per Ordinary Unit. These Ordinary Units were granted by a subsidiary of ProLogis to Mr. Watson in lieu of certain other compensation that he otherwise would be granted under ProLogis’ equity compensation program. The Ordinary Units are restricted and will vest on September 27, 2008, the second anniversary of the closing of PEP’s initial public offering. Whether or not the Ordinary Units are vested, Mr. Watson will be entitled to receive distributions on the Ordinary Units, but he will not be entitled to vote or sell the Ordinary Units until vested. All unvested Ordinary Units will be forfeited by Mr. Watson in the event his employment is terminated before vesting, other than by reason of his death or disability.
Item 8.01 Other Events.
     On September 27, 2006, ProLogis issued a press release, announcing the completion of PEP’s initial public offering of Ordinary Units, a copy of which is filed as Exhibit 99.1 to this report and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
     (c) Exhibits. The following document has been filed as an exhibit to this report and is incorporated by reference herein as described above.

Exhibit No.	Description
99.1	Press Release, dated September 27, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROLOGIS
September 27, 2006	By:	/s/ Edward S. Nekritz
		Name:	Edward S. Nekritz
		Title:	Managing Director, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated September 27, 2006.